Exhibit 5.1
August 8, 2007
Kraft Foods Inc.
Three Lakes Drive
Northfield, Illinois 60093-2753

Re:	Kraft Foods Inc.
$250,000,000 aggregate principal amount of 5.625% Notes due 2010
$750,000,000 aggregate principal amount of 6.000% Notes due 2013
$1,500,000,000 aggregate principal amount of 6.500% Notes due 2017
$750,000,000 aggregate principal amount of 7.000% Notes due 2037
$250,000,000 aggregate principal amount of Floating Rate Notes due 2010
Ladies and Gentlemen:
          We have acted as counsel to Kraft Foods Inc., a Virginia corporation (the “Company”), in connection with the issuance and sale by the Company of $250,000,000 aggregate principal amount of its 5.625% Notes due 2010, $750,000,000 aggregate principal amount of its 6.000% Notes due 2013, $1,500,000,000 aggregate principal amount of its 6.500% Notes due 2017, $750,000,000 aggregate principal amount of its 7.000% Notes due 2037 and $250,000,000 aggregate principal amount of its Floating Rate Notes due 2010 (collectively, the “Notes”), covered by the Registration Statement on Form S-3, No. 333-113620 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (“SEC”) on May 7, 2004, under the Securities Act of 1933, as amended.
     The Notes were issued under the Company’s Indenture dated as of October 17, 2001 (the “Indenture”) between the Company and The Bank of New York Trust Company, N.A. (as successor to the Chase Manhattan Bank) (the “Trustee”), which Indenture is governed by New York law, and sold by the Company pursuant to the Underwriting Agreement and the Terms Agreement, each dated August 8, 2007 between the Company and Citigroup Global Markets Inc., Deutsche Bank Securities Inc., Goldman, Sachs & Co. and J.P. Morgan Securities Inc., as representatives of the several underwriters named therein.
     For the purpose of expressing the opinions and statements in this opinion letter, we have examined and relied upon a copy of the Registration Statement and the exhibits filed therewith. We have also examined originals, or copies of originals certified to our satisfaction, of such
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Kraft Foods Inc.
August 8, 2007

agreements, documents, certificates of officers of the Company and the Trustee and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as certified or photostatic copies or by facsimile or other means of electronic transmission or which we obtained from the Electronic Data Gathering, Analysis and Retrieval System (EDGAR) of the SEC or other internet sites through which documents filed with the SEC can be obtained. With respect to any instrument or agreement executed or to be executed by any party, we have assumed, to the extent relevant to the opinion set forth herein, that (i) such party (if not a natural person) has been duly formed or organized and is validly existing and in good standing under the laws of its jurisdiction of formation or organization, (ii) such party has full right, power and authority to execute, deliver and perform its obligations under such instrument or agreement and such instrument or agreement has been duly authorized (if applicable), executed and delivered by such party, and (iii) such instrument or agreement is a valid, binding and enforceable agreement or obligation, as the case may be, of, such party (other than the Company).
     Based on the foregoing, and subject to the limitations hereinafter set forth, we are of the opinion that the Notes are legally issued and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws relating to or affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether considered in a proceeding in equity or at law).
     This opinion letter is limited to the federal laws of the United States of America and the laws of the State of New York.
     We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the Notes.
     We hereby consent to the filing of this letter as Exhibit 5.1 to the Registration Statement and the references to our firm included in or made a part of the Registration Statement.
Very truly yours,

/s/ Sidley Austin LLP